EQ ADVISORS TRUST
PROXY VOTE RESULTS



On April 29, 2003, the shareholders of the EQ/International Equity Index Portfolio approved a Plan of Reorganization and Termination pursuant to which, the Portfolio is to be merged with EQ/Alliance International Portfolio at the close of business on May 2, 2003. The results of the shareholder vote are as follows:
	For		Against			Authority
						Withheld
	10,226,960	492,911			858,291



On April 29, 2003, the shareholders of the EQ/Small Company Index Portfolio approved a new advisory agreement between The Equitable Life Assurance Society of the United States of America and Alliance Capital Management L.P. effective May 1, 2003. The results of the shareholder vote are as follows:
	For		Against			Authority
						Withheld
	13,829,369	386,932			818,670